Cypress Environmental Partners, L.P. 8-K

Exhibit 99.2

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAW AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 5, 2022, by and among (a) Cypress Environmental Partners, L.P., a Delaware limited partnership (“CELP”) and certain of its direct and indirect wholly owned and majority owned subsidiaries, (collectively, as set forth on Annex 2 attached to the Plan Term Sheet (defined below), “Cypress”) and (b) APE V Cypress, LLC, a Delaware limited liability company, as Collateral Agent, Administrative Agent, and Lender under the Prepetition First Lien Credit Agreement (as defined in the Plan) and as Lender under the DIP Facility (as defined below) (“Argonaut” or the “Supporting Party,” in its capacity as such, and together with Cypress, the “Parties”).

RECITALS

WHEREAS, the Parties have engaged in arm’s-length, good-faith discussions regarding a restructuring of the Debtors (as defined in the Plan Term Sheet) to be accomplished in a proposed joint chapter 11 plan of reorganization (the “Plan”) the material terms of which are set forth in the Plan Term Sheet attached hereto as Exhibit A (the “Plan Term Sheet”)1 and the DIP Term Sheet attached hereto as Exhibit B (the “DIP Term Sheet”); whereby the Supporting Party will support the Debtors’ Chapter 11 Cases and the Plan by providing, in accordance with the terms hereof and thereof, the DIP Facility and the Exit Facility, in exchange for which the Supporting Party will acquire 100 percent of the equity in Reorganized CEP, subject to dilution by the Management Incentive Plan (such transactions as described in this Agreement and the Plan Term Sheet, collectively, the “Restructuring”);

WHEREAS, to effectuate the Restructuring, the Debtors intend to file petitions commencing (the date of commencement being the “Petition Date”) voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);2

[1]	Capitalized terms used but not defined in this Agreement have the meanings given to them in the Plan Term Sheet.
[2]	The Debtors filing the Chapter 11 Cases are the following: Cypress Environmental Partners, L.P., Cypress Municipal Water Services, LLC, Cypress Environmental Partners, LLC, Cypress Brown Integrity, LLC, Cypress Energy Partners - 1804 SWD, LLC, Cypress Energy Partners - Bakken, LLC, Cypress Energy Partners - Grassy Butte SWD, LLC, Cypress Energy Partners - Green River SWD, LLC, Cypress Energy Partners - Manning SWD, LLC, Cypress Energy Partners - Mork SWD, LLC, Cypress Energy Partners - Mountrail SWD, LLC, Cypress Energy Partners - Tioga SWD, LLC, Cypress Energy Partners - Williams SWD, LLC, Cypress Environmental - PUC, LLC, Cypress Environmental Management - TIR, LLC, Cypress Environmental Management, LLC, Cypress Environmental Partners GP, LLC, Cypress Environmental Services, LLC, Tulsa Inspection Resources - PUC, LLC, and Tulsa Inspection Resources, LLC.

Now, therefore, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

1.	Representations and Warranties
a.	Representations and Warranties of Cypress. Cypress represents and warrants to the Supporting Party that, as of the date hereof:
i.	they have all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform their obligations under, this Agreement;
ii.	the execution and delivery of this Agreement and the performance of their obligations hereunder have been duly authorized by all necessary action on their part; and
iii.	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, and except as set forth herein, this Agreement is the legally valid and binding obligation of Cypress, enforceable against them in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
b.	Representations and Warranties of the Supporting Party. The Supporting Party represents and warrants to Cypress that, as of the date hereof:
i.	The Supporting Party (A) is the sole beneficial owner of the holdings as set forth on its signature page hereto and (B) has full power and authority to bind or act on behalf of, to vote and consent to matters concerning such holdings, and to dispose of, exchange, assign, and transfer such holdings;
ii.	The Supporting Party has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in any of its holdings that are subject to this Agreement that conflict with the representations and warranties of the Supporting Party herein or would render the Supporting Party otherwise unable to comply with this Agreement and perform its obligations hereunder; and

iii.	this Agreement is the legally valid and binding obligation of the Supporting Party, enforceable against it in accordance with its terms.
2.	Covenants of Cypress

Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated in accordance with its terms, and unless compliance is waived in writing by the Supporting Party, Cypress and each Debtor, severally (and not jointly), agrees to, and to cause its direct and indirect subsidiaries and affiliates to:

a.	support and take all reasonable actions necessary or reasonably requested by the Supporting Party to consummate the Restructuring in accordance with this Agreement;
b.	to the extent any legal or structural impediment to consummation of the Plan arises, and such legal or structural impediment does not otherwise provide Cypress with a right to terminate this Agreement, negotiate in good faith and take all steps reasonably necessary to address any such impediment;
c.	make commercially reasonable efforts to actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring;
d.	negotiate in good faith all Definitive Documents and comply with each of their covenants and commitments;
e.	make commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring;
f.	inform counsel to the Supporting Party as soon as reasonably practicable after becoming aware of: (i) any event or circumstance that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Party to terminate, or would result in the termination of, this Agreement; (ii) any matter or circumstance that they know, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring; (iii) a breach of this Agreement (including a breach by any Debtor); and (iv) any representation or statement made or deemed to be made by them under this Agreement that is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;
g.	reasonably agree to extensions of the Milestones (as set forth in Section 4 herein) solely to the extent required to accommodate the Bankruptcy Court’s calendar; and
h.	not,

i.	(A) object to or otherwise commence any proceeding opposing any of the terms of this Agreement (including the Plan Term Sheet and the DIP Term Sheet attached hereto) or (B) commence any proceeding or prosecute, join in, or otherwise support any action to oppose, object to, or delay entry of the Confirmation Order;
ii.	file any motion, pleading, or Definitive Documentation with the Bankruptcy Court or take any actions where such taking would be (A) inconsistent with this Agreement or (B) otherwise inconsistent with, or reasonably expected to prevent, interfere with, delay, or impede, the implementation or consummation of the Restructuring;
iii.	modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;
iv.	encourage any entity to undertake any action prohibited by this Section 2; or
v.	solicit proposals or offers for any chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) other than the Restructuring (an “Alternative Transaction”) received from a party other than the Supporting Party; provided, however, that, notwithstanding the foregoing, Cypress and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to (A) consider, respond to, discuss, and negotiate unsolicited Alternative Transactions; (B) provide access to nonpublic information concerning Cypress or the Debtors to any person or entity that (I) provides an unsolicited Alternative Transaction; (II) executes and delivers to Cypress a customary confidentiality agreement, which shall be in form and substance no less restrictive than the confidentiality agreement between Cypress and the Supporting Party; and (III) requests such information; and (C) maintain or continue discussions or negotiations with respect to any unsolicited Alternative Transaction (the activities described in the immediately preceding clauses (B) and (C), “Alternative Transaction Negotiations”), provided that prior to engaging in any Alternative Transaction Negotiations, (Y) Cypress shall first inform and consult with counsel to the Supporting Party (including regarding any request for access and the nature of the non-public information requested), and (Z) the board of directors of CELP shall have determined in good faith (upon the advice of outside legal counsel) that (I) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, and (II) such Alternative Transaction is reasonably likely to lead to a transaction that is more favorable to the holders of claims against, or interests in, the Debtors than the Restructuring and is reasonably capable of being completed in accordance with its terms, taking into account all legal, financial, financing, conditionality, timing, and other aspects of such

Alternative Transaction. Cypress shall provide a copy of any written offer or proposal (and notice of any oral offer or proposal) for an Alternative Transaction received by Cypress within three business days, and shall provide written notice of entry into a definitive agreement with respect to any Alternative Transaction to the counsel of the Supporting Party within one business day, of Cypress’ or their advisors’ receipt of such offer or proposal or of board approval of the entry into such definitive agreement (as applicable).

3.	Covenants of the Supporting Party

Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated in accordance with its terms, and unless compliance is waived in writing by Cypress and the Supporting Party, the Supporting Party agrees to, and to cause its direct and indirect subsidiaries and affiliates to:

a.	support and take all reasonable actions necessary or reasonably requested by Cypress to facilitate the solicitation, confirmation, and consummation of the Plan and the transactions contemplated by the Plan, including, without limitation, if entitled to vote under the Plan, to (i) timely vote, or cause to be voted, all of its Claims to accept the Plan following the commencement of solicitation of votes for the Plan, by delivering duly executed and completed ballots accepting the Plan and (ii) refrain from changing, revoking, or withdrawing (or causing such change, revocation, or withdrawal of) such vote or consent;
b.	to the extent that a legal or structural impediment to consummation of the Plan arises, and such legal or structural impediment does not otherwise provide the Supporting Party with a right to terminate this Agreement, negotiate in good faith to address any such impediment;
c.	negotiate in good faith all Definitive Documents and comply with each of their covenants and commitments;
d.	inform counsel to Cypress as soon as reasonably practicable after becoming aware of: (i) any event or circumstance that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Party to terminate, or would result in the termination of, this Agreement; (ii) any matter or circumstance that it knows, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring; (iii) a breach of this Agreement (including a breach by the Supporting Party); and (iv) any representation or statement made or deemed to be made by them under this Agreement that is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;
e.	reasonably agree to extensions of the Milestones (as set forth in Section 4 herein) solely to the extent required to accommodate the Bankruptcy Court’s calendar; and

f.	not:
i.	object to, delay, postpone, challenge, reject, oppose, or take any other action that would prevent, interfere with, delay, or impede, directly or indirectly, in any material respect, the approval, acceptance, or implementation of the Restructuring on the terms set forth in the Plan and the DIP Credit Agreement;
ii.	solicit, negotiate, propose, enter into, consummate, file with the Bankruptcy Court, vote for, or otherwise knowingly support, participate in or approve any plan of reorganization, sale, proposal, or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring, or recapitalization or refinancing of Cypress or the Debtors or their indebtedness other than the Plan;
iii.	object to or oppose, or support any other person’s efforts to object to or oppose, any motions filed by the Debtors that are not inconsistent with this Agreement, including any request by the Debtors to extend its exclusive periods;
iv.	object to, or vote to reject, the Plan;
v.	direct any individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, governmental or regulatory authority, or any legal entity or other person to exercise any right or remedy for the enforcement, collection, or recovery of any claim against, or equity interests in, Cypress or the Debtors;
vi.	initiate any legal proceeding or enforce rights as holders of claims that is inconsistent with, or that would reasonably be expected to prevent or materially delay consummation of, the Restructuring;
vii.	take any actions where such taking would be (A) inconsistent with this Agreement or (B) otherwise inconsistent with, or reasonably expected to prevent, interfere with, delay, or impede, the implementation or consummation of, the Restructuring; or
viii.	encourage any entity to undertake any action prohibited by this Section 3.

Nothing in this Agreement and neither a vote to accept the Plan by any Supporting Party nor the acceptance of the Plan by the Supporting Party shall (x) be construed to prohibit any Supporting Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documentation, or exercising rights or remedies specifically reserved herein or therein, (y) be construed to limit any Supporting Party’s rights under any applicable indenture, credit agreement, other loan document, and/or applicable law or to prohibit any Supporting Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, until the termination of this Agreement in accordance with Section 6 hereof, such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring, or (z) impair or waive the rights of any Supporting Party to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court.

4.	Milestones

The Restructuring shall be implemented on the following timeline (each deadline, a “Milestone” and, collectively, the “Milestones”), provided that any Milestone may be extended or waived by written agreement (email being sufficient) of Cypress and the Supporting Party:

a.	No later than May 16, 2022, the Petition Date shall have occurred;
b.	On Petition Date, the Debtors shall have filed initial versions of the Plan, the Disclosure Statement, and a motion to approve the Disclosure Statement and other Solicitation Materials (the “Disclosure Statement Motion”);
c.	On the Petition Date, the Debtors shall have filed a motion seeking entry of the DIP Orders;
d.	No later than the date that is four (4) days after the Petition Date, the Debtors shall have obtained entry by the Bankruptcy Court of the Interim DIP Order.
e.	Subject to the Bankruptcy Court’s availability, no later than the date that is thirty-five (35) days after the Petition Date, the combined hearing to consider approval of the Disclosure Statement and confirmation of the Plan (the “Confirmation Hearing”) shall have commenced;
f.	Subject to the Bankruptcy Court’s availability to conduct the Confirmation Hearing, no later than the date that is forty (40) days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and
g.	No later than the date that is fifteen (15) days after the entry of the Confirmation Order, the Effective Date shall have occurred.
5.	Transfer of Claims

The Supporting Party agrees that so long as this Agreement has not been terminated in accordance with its terms it shall not directly or indirectly sell, pledge, hypothecate, or otherwise transfer or dispose of or grant, issue, or sell any option, right to acquire, voting, participation, or other interest in any First Lien Credit Agreement Claims (each a “Transfer”), unless the transferee thereof, prior to such Transfer, agrees in writing for the benefit of the Parties to become subject to the terms and conditions of this Agreement as a “Supporting Party” and to be bound by this Agreement by executing the joinder attached hereto as Exhibit C (the “Joinder Agreement”) and delivering an executed copy thereof, within two business days of such execution, to counsel for Cypress, in which event (i) the transferee shall be deemed to be a Supporting Party hereunder and (ii) the transferor shall be deemed to relinquish its rights and be released from its obligations under this Agreement to the extent of such transferred rights and obligations. The Supporting Party agrees that any Transfer that does not comply with the foregoing shall be deemed void ab initio, and Cypress shall have the right to avoid such Transfer. This Agreement shall in no way be construed to preclude any First Lien Credit Agreement Claim Holder from acquiring additional Claims; provided that any such additional Claims shall, upon acquisition, automatically be deemed to be subject to all the terms of this Agreement.

6.	Termination

This Agreement and all obligations of the Parties hereunder shall immediately terminate upon the earlier occurrence of any of the following events:

a.	the failure to meet any of the Milestones set forth in Section 4 hereof unless such Milestone is extended or waived in accordance with Section 4 hereof;
b.	upon the Effective Date of the Plan;
c.	the Bankruptcy Court enters an order denying confirmation of the Plan;
d.	the DIP Credit Agreement is terminated according to its terms;
e.	a termination of the Debtors’ right to consensually use cash collateral;
f.	a Fiduciary Exception Notice is or should have been delivered to the Supporting Party and thereafter the Supporting Party provides notice to Cypress that this Agreement is terminated; or
g.	the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any of the Debtors seeking an order (without the prior written consent of the Supporting Party), (i) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (ii) appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 cases; (iii) dismissing one or more of the Chapter 11 Cases, or (iv) rejecting this Agreement.

Upon termination of this Agreement in accordance with its terms, this Agreement shall forthwith become void and of no further force or effect, each Party shall be released from its commitments, undertakings, and agreements under or related to this Agreement, provided, however, that such termination shall not terminate the DIP Facility or any obligations of the Debtors thereunder or any rights, remedies, claims and defenses the Supporting Party, the DIP Agent or DIP Lender may have thereunder; and provided, further that any claim for breach of this Agreement that occurs prior to such termination, and all rights and remedies with respect to such claims shall remain in full force and effect and not be prejudiced in any way by such termination; and the Debtors obligation to pay the fees and expenses of the Supporting Party accrued up to and including the date of such termination shall survive such termination.

7.	Specific Performance

It is understood and agreed by the Parties that money damages would not be a sufficient or appropriate remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

8.	Cooperation and Support

The Debtors shall use commercially reasonable efforts to provide draft copies of all “first day” motions, applications, and other documents that any Debtor intends to file with the Bankruptcy Court to counsel to the Supporting Party at least three business days prior to the date when such Debtor intends to file such document or as soon as reasonably practicable. The Supporting Party shall use commercially reasonable efforts to provide all comments to all such documents by no later than one business day prior to the date when the Debtors intend to file such documents, and counsel to the respective Parties shall consult in good faith regarding the form and substance of any such proposed filing with the Bankruptcy Court. The Debtors shall use commercially reasonable efforts to provide draft copies of all other material pleadings any Debtor intends to file with the Bankruptcy Court to the counsel to the Supporting Party at least two business days prior to filing such pleadings to the extent reasonably practicable. The Supporting Party shall use commercially reasonable efforts to provide all comments to such pleadings by no later than one business day prior to the date when the Debtors intend to file such document, to the extent practicable, and counsel to the respective Parties shall consult in good faith regarding the form and substance of any such proposed pleading. The Debtors shall use reasonable best efforts to (i) provide to the Supporting Party, and the Company shall direct its employees, officers, advisors, and other representatives to provide the Supporting Party and its counsel or other advisors, (A) reasonable access (without any material disruption to the conduct of Cypress’ businesses) during normal business hours to Cypress’ books and records, (B) reasonable access to the management and advisors of Cypress for the purposes of evaluating Cypress’ assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs, and (C) timely and reasonable responses to all reasonable diligence requests; and (ii) promptly notify the Supporting Party of any governmental or third-party litigations, investigations, or hearings against, or material communications with, any of Cypress.

9.	Mutual Release

The following parties (collectively, the “Mutual Release Parties”) shall provide releases pursuant to this Release: (a) the Borrowers; (b) the Collateral Agent; (c) the Administrative Agent; (d) the Lender parties to the Credit Agreement; (e) Cypress Environmental Partners GP, LLC (“CGP”); (f) TIR-CEM, LLC (“TIR”); (g) Cypress Environmental Finance Corporation (“CEFC”); (h) Cypress Municipal Water Services, LLC (“CMWS”); (i) Cypress Safety Services, LLC (“CSS”); (j) CF Inspection Management, LLC (together with CGP, TIR, CEFC, CMWS, CSS, and the Borrowers, collectively, the “Cypress Parties”); (k) with respect to each of the foregoing parties under (a) through (j), each of their respective current and former managed accounts and funds, predecessors, successors, assigns, and subsidiaries (other than portfolio companies), each of their respective current and former equity holders, members, partners, limited partners, general partners, investment advisors, investment managers, and investment vehicles and each of their respective current and former officers, directors, managers, principals, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, industry advisors, operational advisors, and other professionals, each solely in their capacity as such; and (l) Peter C. Boylan III both in his capacity as an executive officer of the Borrower, and as an individual; provided that the public equity holders of Borrower (other than Peter C. Boylan III and any entities he owns or controls as public equity holders in the Borrower) shall not be Mutual Release Parties in their capacity as such.

(a) Subject to the limitation set forth in Sections 9(b) and (d), to the fullest extent permitted by applicable law, as of the date hereof, each of the Mutual Release Parties, in each case on behalf of itself and its respective predecessors, successors, executors, administrators, heirs, estates, assigns, managers, accountants, attorneys, representatives, consultants, agents and affiliates and any and all other persons that may purport to assert any claim or cause of action derivatively, by or through the foregoing persons, in each case solely to the extent of the Mutual Release Parties’ authority to bind or exercise direct or indirect control over any of the foregoing, hereby conclusively, absolutely, unconditionally, irrevocably, completely and forever releases, waives, acquits, relinquishes and discharges each of the other Mutual Release Parties from any and all claims, causes of action, rights, and/or remedies, from the beginning of time through the date of this Release, whether known or unknown, foreseen or unforeseen, disclosed or undisclosed, asserted or unasserted, disputed or undisputed, accrued or unaccrued, contingent or noncontingent, fixed or contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, secured or unsecured, contractual or fiduciary, assertable directly or derivatively, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign or domestic law, rule statute, regulation, treaty, right, duty, requirement or otherwise or pursuant to any other theory of law, that such Mutual Release Parties, or their predecessors, successors, executors, administrators, heirs, estates, assigns, managers, accountants, attorneys, representatives, consultants, agents and affiliates and any and all other persons that may purport to assert any claim or cause of action derivatively, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim, cause of action or interest or other person, based on or relating to, or in any manner arising from, in whole or in part (i) the Borrowers (including the management, ownership or operation thereof); (ii) the Credit Agreement and all other related documents; (iii) the negotiation, formulation, preparation, implementation or consummation of the Sale Transaction and any related agreement(s), instruments and other documents; and (iv) any other related act or omission, transaction, agreement, event or other occurrence taking place on or before the date hereof in connection with the foregoing; provided, however, that nothing in the foregoing shall result in any of the Cypress Parties’ current or former officers, directors, equity holders, members or managers waiving any indemnification claims against the Cypress Parties or any of their insurance carriers or any rights as beneficiaries of any insurance policies (such releases, other than the Excluded Items (as defined below), the “Mutual Releases”). Notwithstanding anything to the contrary in the foregoing, the Mutual Releases shall not be construed as releasing: (i) any Mutual Release Party from any claim or cause of action arising from an act or omission that is determined by a final order to have constituted actual fraud or willful misconduct; (ii) Peter Boylan III from any claim or cause of action held by the Cypress Parties; or (iii) the Cypress Parties from any claim or cause of action held by Peter Boylan III.

(b) Notwithstanding anything to the contrary in this Section 9, the Mutual Releases do not waive, release, modify, discharge, limit or impair: (i) any obligations of any party related to this Restructuring Support Agreement or the Plan; and/or (ii) the rights of any person to enforce the terms and provisions of this Release (such matters as set forth in this Section 9(b), the “Excluded Items”).

(c) Each Mutual Release Party being released pursuant to the Mutual Releases is an intended third-party beneficiary of this Section 9 pertaining to it and entitled to enforce this Section 9.

(d) Nothing in this Section 9 shall be construed as an admission by any Party of the existence of any Claim or Cause of Action or of any liability with respect to any or all of such Claims or Causes of Action or any other past or future act, omission, fact, matter, transaction or occurrence.

10.	Entire Agreement; Prior Negotiations

This Agreement, including all exhibits attached hereto, including without limitation the Plan Term Sheet and the DIP Term Sheet, and all exhibits thereto, are expressly incorporated by reference and made part of this Agreement as if fully set forth herein, constitutes the entire agreement of the Parties and supersedes all prior negotiations and documents reflecting such prior negotiations between and among the Parties (and their respective advisors) with respect to the subject matter of this Agreement. The Plan (including each of the exhibits thereto) sets forth the material terms and conditions of the Restructuring. Except as otherwise provided herein, neither this Agreement, the Plan Term Sheet, the DIP Term Sheet, nor any provision hereof or thereof may be modified, amended, waived, or supplemented except in accordance with Section 11 hereof.

11.	Amendments

Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented without prior written agreement signed by Cypress and the Supporting Party.

12.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Oklahoma. By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State of Oklahoma. By execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing, if this Agreement has not yet been terminated in accordance with its terms, then upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that, if the petition has been filed and at least one of the Chapter 11 Cases is pending, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

13.	Effective Date; Conditions to Effectiveness

This Agreement shall become effective and binding upon each of the Parties upon the execution and delivery of this Agreement by each Party hereto.

14.	No Solicitation

Notwithstanding anything to the contrary, this Agreement is not and shall not be deemed to be (a) a solicitation of consents to the Plan or (b) an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended.

15.	No Third-Party Beneficiaries

This Agreement is intended solely for the benefit of the Parties and no other person or entity shall have any rights hereunder.

16.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this agreement may be delivered by electronic mail (in “.pdf” or “.tif” format), facsimile, or otherwise, which shall be deemed to be an original for the purposes of this Agreement.

17.	Settlement Discussions

This Agreement and the Plan Term Sheet are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

18.	No Waiver of Participation and Preservation of Rights

Except as provided in this Agreement, nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including, but not limited to, claims against the Debtors, liens or security interests it may have in any assets of the Debtors, or its rights to participate fully in the Bankruptcy Case. Without limiting the foregoing sentence in any way, if this Agreement is terminated in accordance with its terms for any reason, the Parties each fully reserve any and all of their respective rights, remedies, and interests.

19.	Notices

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

If to Cypress, to counsel at the following address:

Paul Hastings LLP
1999 Avenue of the Stars, 27th Floor

Century City, California 90067
Attention: Justin Rawlins
Email: justinrawlins@paulhastings.com

-and-

Paul Hastings LLP
71 S. Wacker Drive, Suite 4500
Chicago, Illinois 60606
Attention:

Matthew J. Micheli

Matthew Smart

Mike Jones

Email:

mattmicheli@paulhastings.com

matthewsmart@paulhastings.com

michaeljones@paulhastings.com

If to Argonaut, to counsel at the following address:

FREDERIC DORWART, LAWYERS PLLC

124 East Fourth Street

Tulsa, Oklahoma 74103-5010

Attn: Samuel S. Ory

Email: SOry@fdlaw.com

20.	Representation by Counsel

Each Party acknowledges that it has been represented by counsel (or had the opportunity to be so represented and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. This Agreement is the product of arm’s-length negotiations among the Parties and its provisions shall be interpreted in a neutral manner and one intended to effect the intent of the Parties. None of the Parties shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

21.	Parties, Succession and Assignment

This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, assigns, heirs, executors, estates, administrators, and representatives. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as otherwise expressly provided herein. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties (and those permitted assigns under Section 4), any benefit or any legal or equitable right, remedy, or claim under this Agreement.

22.	Waiver of Right to Trial by Jury

Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between any of the Parties arising out of, connected with, relating to, or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

23.	Fiduciary Duty

Notwithstanding anything to the contrary herein, any board of directors, board of managers, director, officer, or manager of any Debtor (in its capacity as such, each a “Debtor Agent”) shall be permitted to take or refrain from taking any action to the extent such Debtor Agent determines, in good faith based upon advice of outside legal counsel, that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with its fiduciary duties, and may take (or refrain from taking) such action without incurring any personal liability (any such action or inaction, a “Fiduciary Action or Inaction”); provided, however, that no Fiduciary Action or Inaction of a Debtor Agent permitted by the foregoing shall be deemed to prevent the Supporting Party from taking actions they are permitted to take pursuant to this Agreement as a result of such Fiduciary Action or Inaction, including terminating their obligations hereunder; provided, further, that if any Debtor Agent makes a determination to take or refrain from taking any action pursuant to the foregoing that would otherwise be a material breach of a covenant or obligation of Cypress under this Agreement, then Cypress shall deliver written notice of such determination to the Supporting Party within one business day of such determination (a “Fiduciary Exception Notice”).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

Cypress Environmental Partners, L.P., and each of its subsidiaries set forth on Annex 2 of the Plan Term Sheet

By:

Name:

Title:

[Signature Page to Cypress Environmental Partners Restructuring Support Agreement]

APE V Cypress, LLC

as Lender under the Prepetition First Lien Credit Agreement and as Lender under the DIP Facility

By:

Name:

Its:

[Signature Page to Cypress Environmental Partners Restructuring Support Agreement]

Exhibit A

Plan Term Sheet

Exhibit B

[DIP Term Sheet]

Exhibit C

Joinder Agreement

This joinder agreement to that certain Restructuring Support Agreement,1 dated as of May [ • ], 2022, by and among (a) Cypress and (b) Argonaut (this “Joinder Agreement”), is executed and delivered by ______________________ (the “Joining Supporting Party”) as of _____________ ___, 2022.

(i)	Agreement to Be Bound. The Joining Supporting Party hereby agrees to be bound by all of the terms of the Restructuring Support Agreement (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Supporting Party shall hereafter be deemed to be a “Supporting Party” and a Party for all purposes under the Restructuring Support Agreement.

(ii)	Representations and Warranties. With respect to the aggregate principal amount of Prepetition First Lien Credit Agreement Claims beneficially owned or managed on account of the Joining Supporting Party upon consummation of the Transfer of such ownership or management, the Joining Supporting Party hereby makes the representations and warranties of the Supporting Party set forth in Section 1 of the Restructuring Support Agreement to each of the other Parties.

(iii)	Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of Oklahoma, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[Signature Page Follows]

[1]	Capitalized terms used but not defined in this Joinder Agreement have the meanings given to them in the Restructuring Support Agreement, attached hereto as Annex 1.

IN WITNESS WHEREOF, the Joining Supporting Party has caused this Joinder Agreement to be executed as of the date first written above.

Joining SUPPORTING PARTY

By:

Name:

Title:

Notice Address and E-mail:

________________________________________

________________________________________

________________________________________

_________________________@_____________

Aggregate Prepetition First Lien Credit Agreement Claims Subject to Transfer:

$_________________________________________

[Signature Page to Joinder Agreement to Cypress Environmental Partners Restructuring Support Agreement]

Annex 1 to Joinder Agreement

Restructuring Support Agreement